[Aetna letterhead]
[Aetna logo]
                                             151 Farmington Avenue
                                             Hartford, CT 06156

                                             Shaun P. Mathews
                                             Senior Vice President
                                             Aetna Life Insurance and Annuity
September 24, 1997                             Company, TN41
                                             (860) 273-4908
                                             Fax:  (860) 273-4247

Board of Directors
Aetna Variable Portfolios, Inc.
151 Farmington Avenue
Hartford, CT 06156

Ladies and Gentlemen:

Aetna Life Insurance and Annuity Company ("Aetna") will provide on or before December 19, 1997 a minimum of $100,000.00 of initial capital to each of Aetna Index Plus Small Cap Portfolio, Aetna Index Plus Mid Cap Portfolio, Aetna Mid Cap Portfolio, Aetna International Portfolio, Aetna Real Estate Securities Portfolio, Aetna Index Plus Bond Portfolio, and Aetna High Yield Portfolio ("Portfolios"), new Portfolios of Aetna Variable Portfolios, Inc. (the "Fund").

Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 requires that there be filed with the Fund's registration statement, as an exhibit, "copies of any agreements or understandings made in consideration for providing the initial capital between or among the Registrant, the underwriter, adviser, promoter or initial stockholders and written assurances from promoters or initial stockholders that their purchases were made for investment purposes without any present intention of redeeming or reselling;...."

This will advise you that, while there are no formal agreements or understandings between the Fund and Aetna in consideration for Aetna's providing the initial capital, Aetna hereby assures you that its purchase of $100,000.00 worth of shares of each of the Portfolios will be made for investment purposes and that Aetna has no present intention of redeeming or reselling those shares. Aetna does, however, reserve the right to make additional investments in shares of each of the Portfolios and to redeem any or all of its shares in a manner which would be consistent with the Securities Act of 1933 and the Investment Company Act of 1940.


Sincerely,


/s/ Shaun P. Mathews
Shaun P. Mathews
Senior Vice President
Aetna Life Insurance and Annuity Company